SCHEDULE 14A
                               (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the Registrant  //
Filed by a Party other than the Registrant /x/

Check the appropriate box:
/ / Preliminary Proxy Statement  / / Confidential, for the use of the Commission
                                     only (as permitted by Rule 14a-6(e)(2))

/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/x/ Soliciting Material Pursuant to Rule 14a-12

                            WACHOVIA CORPORATION
--------------------------------------------------------------------------------
              (Name of Registrant As Specified In Its Charter)

                            SUNTRUST BANKS, INC.
--------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
/x/    No fee required.
/ /    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)     Title of each class of securities to which transaction applies:

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2)     Aggregate number of securities to which transaction applies:

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3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)     Proposed maximum aggregate value of transaction:

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5)     Total fee paid:

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/ /    Fee paid previously with preliminary materials.

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/ /    Check box if any part of the fee is offset as provided by
       Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)     Amount previously paid:

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2)     Form, Schedule or Registration Statement No.

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3)     Filing party:

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4)     Date filed:

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This filing contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, (i) statements about the benefits of a merger between SunTrust and Wachovia, including future financial and operating results, cost savings and accretion to reported and cash earnings that may be realized from such merger; (ii) statements with respect to SunTrust's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of SunTrust's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of SunTrust and Wachovia may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the merger;
(5) the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule; (6) the failure of SunTrust's and Wachovia's stockholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and may have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause SunTrust's results to differ materially from those described in the forward-looking statements can be found in SunTrust's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to SunTrust or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SunTrust does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

On May 29, 2001 SunTrust filed with the Securities and Exchange Commission ("SEC") a revised preliminary proxy statement for solicitation of proxies from Wachovia stockholders in connection with the Wachovia 2001 annual meeting of stockholders. Subject to future developments, SunTrust intends to file with the SEC a registration statement at a date or dates subsequent hereto to register the SunTrust shares to be issued in the proposed transaction. Investors and security holders are urged to read the proxy statement and registration statement (when available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain a free copy of the proxy statement and the registration statement (when available) and other relevant documents at the SEC's Internet web site at www.sec.gov. The proxy statement, the registration statement (when available) and such other documents may also be obtained free of charge from SunTrust by directing such request to: SunTrust, 303 Peachtree Street, N.E., Atlanta, GA 30308, Attention: Gary Peacock (404-658-4753).

 SunTrust, its directors and executive officers and certain other persons may be deemed to be "participants" in SunTrust's solicitation of proxies from Wachovia stockholders. A detailed list of the names, affiliations and interests of the participants in the solicitation is contained in SunTrust's revised preliminary proxy statement on Schedule 14A, filed with the SEC on May 29, 2001.

The following is a transcript of an investor conference call held on May 30, 2001.

                                  SunTrust
                          Moderator: Gary Peacock
                                May 30, 2001
                               9:00 a.m. EST

OPERATOR: Good morning, ladies and gentlemen, and welcome to your SunTrust
Company: SunTrust Banks Inc.; Ticker: STI; URL: http://www.suntrust.com/ conference call. At this time, all participants have been placed on a listen-only mode, and the floor will be open for questions and comments following the presentation.

It is now my pleasure to hand the floor over to your host, Mr. Gary Peacock with SunTrust. Sir, the floor is yours.

GARY PEACOCK, INVESTOR RELATIONS/CORPORATE COMMUNICATIONS, SUNTRUST BANKS,
INC.: Thank you. Good morning and welcome to SunTrust's conference call to review and update you on our offer to acquire Wachovia. We appreciate you joining us. I'm Gary Peacock, head of Investor Relations and Corporate Communications for SunTrust.

We will be speaking from presentation slides this morning. If you desire to follow along, these presentation materials are available on our Web site, www.suntrust.com, on our main page under the header "SunTrust Offers to Acquire Wachovia."

With me this morning is Phil Humann, SunTrust Chairman, President and CEO; John Spiegel, SunTrust Vice Chairman and Chief Financial Officer; and Jim Wells, SunTrust Vice Chairman of Business Lines, Strategy, and Marketing.

Ted (ph) Hoepner, SunTrust Vice Chairman of Technology, Legal, Human Resources, and Credit Quality is absent from our meeting this morning as he is on the road visiting with institutional shareholders. Additionally, John Clay, SunTrust Vice Chairman of Geographic Banking and Corporate and Investment Banking, is not with us this morning due to a death in his family.

After our presentation this morning, we will open the teleconference lines for questions and answers.

Finally, our lawyers have asked me to remind you that any forward-looking statements made during this presentation are subject to risk and uncertainty. Factors that could cause our results to differ materially from any forward-looking statements are set forth in our public reports filed with the SEC, including our filing of this presentation under Rule 425 of the Securities Act of 1933.

With that, let me turn it over to Phil Humann.

PHIL HUMANN, CHAIRMAN/PRESIDENT/CEO, SUNTRUST BANKS, INC.: Thanks, Gary, and good morning, everybody.

We're holding this investor conference call today just slightly over two weeks after our announcement of a competing offer to acquire Wachovia Corporation. You will hear this morning two terms used frequently - "(INAUDIBLE) a better deal" and "Let's set the record straight." We will also continue to develop a theme we introduced on May 14 as to SunTrust's focus on results, not promises, which I believes demonstrates our better track record and ability to execute on this transaction. We believe our history of delivering results is the best recommendation of the relative benefits of our proposal versus First Union's.

Now, after Wachovia's board rejected our proposal a week ago yesterday, the company came forth with a 46-page presentation containing a large number of false, misleading, and inaccurate statements particularly about SunTrust's performance, its capital strength, and its merger integration experience. At first, we honestly found this somewhat amusing, particularly given the fact that most of the investment banks representing Wachovia and First Union have made very recent positive comments concerning SunTrust's performance.

So today is an attempt to set the record straight and make sure that Wachovia shareholders have factual information in their hands between now and August 3 when they will finally be allowed to vote on the transaction. We obviously will be talking with Wachovia shareholders and, for that matter, SunTrust shareholders, every working day between now and August 3 to insure that they have the facts and that they understand that the merits of our transaction outweigh the others.

But before we get started, I'd like to take just a couple of minutes to give a special welcome to the Wachovia employees who are joining us on the conference call this morning. Several hundred Wachovians joined our call on May 14, and I'm confident that we have many today, also.

For those employees, I have a couple of messages. First, we have gained the utmost respect for you while competing with you for many years, so we know firsthand how talented you are. Second, we also know how difficult this experience must be for you - the uncertainty, the doubt, the misinformation. What I would suggest is this - and by the way, it's the same message I'm giving to SunTrust employees - stay focused on serving your customers like you always have, since when all of this is over, it's the customer relationship that really matters. In the course of discussing our offer, I have said many times that the talented people of Wachovia are one of the most important reasons we want to combine our companies. In our previous mergers, we have an excellent track record of placing new employees in meaningful roles and the same will hold true for the Wachovia employees.

Now, as Gary mentioned, John Spiegel and Jim Wells will join me in presenting some of the slides in our presentation. And I would first direct those of you who have our (INAUDIBLE) to page four entitled, "Key
Messages."

As I said, we're here to review the facts. Two weeks later and with two changes to the Wachovia/First Union transaction, we still have a better deal for Wachovia shareholders and a really good deal for SunTrust shareholders.

We want you to be careful what you read in here. A lot of this presentation is designed to simply setting the record straight. And we will continue our theme with a good bit more factual information on how SunTrust deals with results, not promises.

So, moving on to page six, we're here to review the facts for what we believe is a very logical and compelling transaction. We believe our proposal is financially attractive to both SunTrust shareholders and clearly a better deal for Wachovia shareholders.

The combined company will have leadership positions in high-growth and affluent Southeastern markets, enhanced scale in high-growth, high-margin businesses, superior financial strength and credit risk management. As we've noted many times, our successful (INAUDIBLE) integration is behind us and we have a clean slate for this transaction. We continue to believe and we think the facts support that our culture and Wachovia's are very complimentary. And, obviously, the combination of our companies will create the opportunity for reinvestment of excess capital.

Now, on page seven, is simply a restatement of the numbers we showed in our original presentation. Our transaction is accretive for SunTrust shareholders immediately and up to the six percent level by the end of the third year. Wachovia accretion for Wachovia shareholders obviously starts from the very beginning and gets up to the nine percent range at the end of the third year.

Now, on page nine, we think the facts - even two weeks later and with two changes to the First Union/Wachovia transaction - the facts remain the same. We have a better price. We have upside that is not totally dependent on P/E expansion. We have a much stronger currency with an infinitely better track record. We have a simpler and better dividend with a history of dividend growth. We have much lower execution risk in part because of substantially fewer branch closings and staff reductions. And we clearly have a better outcome for employees, customers, and communities, particularly in North and South Carolina. So, despite two revisions to the First Union/Wachovia deal, we believe that our proposal is still superior.

On page 10, we also believe that our transaction is better for all constituents - obviously, a higher price. With the change in the First Union/Wachovia terms, our dividend is now the same at closing as the existing Wachovia dividend and the same as the initial First Union dividend, but I think the difference today is still very distinct. Wachovia shareholders would have the opportunity to share in SunTrust's dividend growth. We've raised our dividend every year since our company was formed in 1985, and most importantly, we have never reduced our dividends.

We also think that our transaction is better for employees and communities with 3,000 fewer job losses and 125 to 150 fewer branch closings. And we know from a customer perspective that we and Wachovia deliver quality service from a customer centric (ph) franchise.

Now, with that, I'd like to turn it over to John Spiegel to go further into the numbers.

JOHN SPIEGEL, VICE CHAIRMAN/CFO, SUNTRUST BANKS, INC.:  Thank you, Phil.

And I will speak first to slide 11, which is labeled, "Better Track Record." You will notice on this slide that we compare SunTrust numbers of shareholder return and growth rates and the restructuring charges that have been incurred (ph) over the last five years for SunTrust and for First Union. Because the stock value is based on a company's prospects and it's ability to grow earnings in the future, we will spend some serious time talking about the future and about the past as it may relate to the future.

This is particularly important because Wachovia's board and First Union are saying that Wachovia shareholders should take a lower premium from First Union now because First Union will be valued more highly - maybe - in the future. But because none of us have a perfect crystal ball, Wachovia shareholders need to look at the track record to determine which management group will be able to deliver growing earnings in the future. SunTrust's record of total return growth credit quality matrix as well as our ability to avoid restructuring charges and meet earnings targets are clearly better than First Union's.

On page 12, slide 12 - for years, SunTrust has grown operating earnings quarter-by-quarter. We are proud of our performance history and anticipate its continuation.

A word about earnings forecasts - unbiased analysts' forecasts announced publicly are quite appropriate. They are usually developed based on careful industry and company-specific analysis. Spin forecasts, however, made public to influence stock pricing, are totally inappropriate.

We said in April when we released first quarter earning numbers that we were not uncomfortable with the then consensus analysts' projection of $4.77 for this year. We feel the same today. Year after year, SunTrust - as Phil has mentioned - has increased its dividend, and I would anticipate that it will continue to do so in the future.

Now, turning to slide 13, during the last five years, SunTrust has had a per share market price premium of 46 percent over the P/E of First Union. The current premium P/E we enjoy is 15 percent over that of First Union's. Both P/Es are based in the marketplace on the market's anticipation of our future earnings growth potential.

Turning now to page 14, historically those with lower P/Es have yielded lower shareholder returns, thus suggesting some market efficiency in the market's ability to forecast relative market performance. First Union has made the argument that there is more upside in First Union's stock because it currently trades at a lower P/E. First, First Union's stock is now out of line with it's relative historical trading relationship. Second, the notion that lower P/E stocks have more upside is not borne out by the numbers as shown on this page.

Next on 15 - page 15 is labeled, "SunTrust Provides A Simpler And Better Dividend." The First Union offer or changed offers are somewhat complicated. Apparently, one can accept an equivalent $2.40 per Wachovia share for some undetermined period of time, or $1.92 per share annually - and maybe growing and maybe not growing - plus a one-time 48 cents a share. As I started, this is in the nature of the underlying stock instruments, and the tax implications of these seem somewhat complicated to me.

SunTrust offers its common stock - common to all of its shareholders - with a starting dividend equal to what Wachovia shareholders now receive. Our projected cash payout ratio of approximately 41 percent based on cash earnings is in line with pure (ph) ratios.

I would like to stop for one second and talk about double counting. You may notice in a number of presentations that have been made that the 48 cents a share is counted towards the value of the securities that are exchanged, and then secondly counted again towards the dividend one is expected to receive in the first year. I would propose to you its only one 48 cents - not two.

Turning now to page 16 - "Cost Savings Year-By-Year And In Total" - job losses and branch closures, disruptions, will all - will clearly be much less severe under the SunTrust proposal.

Moving to page 17, don't just take our word for this. Informed analysts agree as represented by various quotes shown on this page.

Turning now to page 19, here are the numbers for the rest of the year as estimated by Wall Street analysts. Analysts are forecasting our earnings within a narrow band between $4.70 and $4.85 for this year and are showing healthy growth - an average of 10 percent. As I mentioned earlier, we are comfortable with the mean 2001 number shown here and, in fact, are comfortable with the slightly higher mean number that was in place at the end of March.

Turning now to page 17, you will notice several - page 20 - I'm sorry, page 20 - analysts - even those whose firms are now involved with First Union and/or Wachovia - recognize relative strength of our first quarter results. And there are a number of quotes here from three analysts that speak to the quality of SunTrust's earnings in the first quarter.

On page 21, since Wachovia has broached the subject of costs saved, let's talk straight talk. In December, Wachovia estimated that savings possible from a Wachovia/SunTrust merger would exceed $525 million. We, in May, agreed on a public disclosure of 400 million - of at least $400 million, to use a very high level of confidence in the number that we've made public. We are highly confident in committing to the 500 million in savings after the passage of time during which individual salaries have grown and the public bank was acquired. By comparison to December's 525-plus million and our current 500 million - First Union's number is 890 million - ours looks quite reasonable and conservative.

Turning now to page 22, let me point out that our capital management program which has included a share buyback feature has helped increase our earnings per share growth rate. Had we not repurchased shares, we would have had more funds available and our net income would have grown at a somewhat faster pace. We manage our capital position. SunTrust is financially very strong as represented by our credit ratings - A+ A1 (ph) at the parent level - AA3 AA- (ph) at the bank level. We will manage our balance sheet, our credit underwriting practices, and other financial matters to sustain this favored credit rating position.

Thank you.  Jim Wells?

JAMES WELLS III, VICE CHAIRMAN, BUSINESS LINES, STRATEGY & MARKETING, SUNTRUST BANKS, INC.: Thank you, John.

I'm on page 23, for those of you who are flipping out there. Page 23 - it appears that First Union picked two points in time that give maximum effect to the purchase of Everin (ph) on capital management revenues. If you spread out all nine quarters, the picture changes to less dramatic growth, and, in fact, dramatic growth only from that acquisition of Everin (ph) followed by decline through the March 31 quarter of this year.

Moving to page 24, the same technique was used regarding assets under (ph) management - excuse me. As you can see on the top slide which was reported, we don't quite see it the same way after you look at it quarter-by-quarter for the last few quarters. Doesn't appear to be consistent growth.

On page 25, (INAUDIBLE) to point out that sometimes scale and size don't cause quality and success. As you can see, for growth in the first quarter, SunTrust Funds (ph) posted a 13 percent growth rate versus a two percent one for First Union. SunTrust's clearly superior Barron's and Lipper (ph) ratings, as you see here, and the funds flows for the March quarter annualized grew at 14 percent of the SunTrust Fund's (ph) family versus five percent in First Union's. Size is the only place on this page where First Union compares favorably to SunTrust. SunTrust has overcome some performance issues in the past and is clearly poised to see the bottom line effects from this improvement.

Turning to capital markets on page 26, the First Union and Wachovia plan is for higher quality earnings stream to drive multiple expansion. Stocks are rewarded traditionally in P/Es for consistency and are not rewarded for volatility. First Union has invested heavily to compete on a national scale with the large Wall Street firms and this volatility that you see displayed here calls into question whether or not capital markets will, in fact, be a realized driver of growth.

On page 27, though SunTrust was accused of a quote (ph) wait and see attitude on technology, we do believe that it takes time to determine which technologies will actually contribute to the customer experience. SunTrust online customers here in a Forrester Research output are highly satisfied with the bank. They are obviously technologically valuing customers and they are certainly pleased with our position at this point. First Union doesn't appear to be in that same condition.

On page 28, the CrestStar (ph) transaction is well known. Many of you know that I am a SunTrust employee via the CrestStar (ph) transaction. I know that this is an environment where people are - at all levels - are retained and where customers gain and disruptions are minimized. As this transaction progressed, we gained in deposits, though we had a slight share drop. We gained in commercial market share and we gained in lead bank penetration. Three years later from the announcement, virtually all senior customer managers and support managers remain with the company. A slight earnings shortfall, even in a difficult operating environment, was all that showed.

We have done 37 merger and acquisition transactions since 1990. They have been high quality ones with high quality results. There have been other major projects, as well, executed as such as (ph) one bank a growth project and several others. The quality of merger integration clearly varies among banks.

I'll take a minute about the strategic fit issue on page 29. There's been a lot of talk about the relative compatibility of SunTrust and Wachovia. We contend that SunTrust and Wachovia approach our businesses in the same way and that we each take great pride in our business and in our communities. As you see here, the critical aspects of customer focus, relationship-based services, the blending of line of business expertise and local market orientation, and our approach to corporate banking are substantially similar. First Union's product and business line approach is in sharp contrast to the SunTrust and Wachovia ways. The similarities in SunTrust and Wachovia will form a strong foundation for a smooth transition for employees, for customers, and for the communities of both institutions.

On page 30, we have been complimented by the fact that there have been no stones yet thrown at our credit quality. There seems to be good reason for that lack of stone throwing as charge offs and non-performing asset ratios demonstrate our clear superiority over time. On page 30, moving from a historical view to the current one, the SunTrust culture and credit practice effects continue to ring true.

And moving on to page 32, looking to the future for a moment, SunTrust is better prepared and we're - as reserves to charge offs are more than three-and-a-quarter times and 250 percent of non-performing loans.

Page 33, Be Careful What You Read. So let's take a look at what's been said and printed about the integration of Wachovia.

Describing the cost savings and integration of Wachovia as conservative and deliberate does not comport with the $490 million of costs saved in year one. Capital management and capital market are to be growth drivers, but no organic growth in revenue and asset volatility may make that problematic.

Saying Wachovia shareholders will greatly benefit in the future earnings growth in multiple expansion would reverse the results of the past.

On page 35, it's important, then, to review First Union's track record. These are planned growth and business mix aspirations and they imply a significant surge to meet expectations. There are also recent revisions, I would point out in the second column.

As you know, there are risks in turnarounds and none is required in a SunTrust and Wachovia transaction. Our results are based upon an assumed continuation of SunTrust's and Wachovia's current business methods and mix, as well as less aggressive cost savings.

The statement was, 80-to-81 banking institutions were integrated without any meaningful conversion problems. We have a more complete review and we think it is required that you look at it. The million bank shares, a 10.9 percent EPS shortfalls of that at announcement; First Fidelity Bank, 8.8 percent EPS shortfall; Wheat (ph) First Securities, 17.7 percent shortfall; MoneyStore, 22.4 percent shortfall before it's complete write-off in the next year; Cignet Bank Shares, 22 percent; Core (ph) States, 23.8 percent; and Everan (ph), 34.3 percent shortfall.

First Union has said that we don't have experience in doing mergers like they do. This information says that that is absolutely true - Phil.

PHILLIP HUMANN:  Thanks, Jim.

OK. Let's review our key messages, one more time. We believe we've shown you, once again, that our offer is superior to First Union's. I can assure you that we're not going to get into a bidding war, or certainly, bidding against ourselves. And we're not going to do anything that's not in the best interest of SunTrust's shareholders.

We, by design and necessity, have, for the last two weeks and for the coming weeks, needed to have focused on the Wachovia shareholders, but the fact is, we all know which shareholder group we work for and we're going to continue to do things that enhance and protect the SunTrust shareholder. We warned you to be careful about what you read and we set the record straight on a lot of spin and funny numbers, included in the May 22 presentation.

Again, we relied on results, versus promises to demonstrate why we believe our earnings are and will continue to be more highly valued than First Union's.

And finally, we explained that it is risky to accept First Union's value proposition which is based on promises.

GARY PEACOCK:  With that, operator, if you will open the lines for questions.

OPERATOR:  Thank you.

The floor is now open for questions. If you have a question, or a comment, we ask you to please press the numbers one, followed by four on your touch-tone telephone at this time. If, at any point, your question has been answered, you may remove yourself from the queue by pressing the pound key. All questions will be taken in the order they are received. As a reminder, we do ask all participants to please pick up their handset while posing their questions to ensure optimum sound quality. Again, that's one, followed by four for questions or comments at this time.

Thank you.

Our first question is coming from Marni Odoherty.

Please state your affiliation.

MARNI ODOHERTY, KBW: KBW. Good morning. This is, I guess, a process question. In other hostile deals, or, I guess, unfriendly battles of the past, sometimes the bidder has asked for board seats to put up its own slate of directors and I'm just wondering if that would be a possibility for the upcoming Wachovia board meeting and/or shareholder meeting in early August, or is the time frame, does that not allow you to do such a thing?

PHILLIP HUMANN: Marni, this is Phil. Thanks for your question. This is obviously a very fluid situation. At this point, we intend to continue to talk with Wachovia shareholders and SunTrust shareholders every day as I indicated, looking forward to the vote on August 3. We are, today, filing our bid application to, among other things, ensure that our time line for our transaction is compatible with the competing offer. But at this point, we have not made any decision with respect to board seats.

MARNI ODOHERTY: If you - and not to press the point, but if you did want to put up a slate of directors, would you be able to do that at that August 3 meeting?

PHILLIP HUMANN:  I think the answer to that is, yes.

MARNI ODOHERTY:  OK.  Thank you.

OPERATOR:  Thank you.

Our next question is coming from Kate Blecher.

Please state your affiliation.

KATE BLECHER, SANDLER O'NEIL: Sandler O'Neil. Yes. Actually, I have two questions. One, I wanted to - well, I was speaking with Wachovia last week and there seems to be a disconnect between what they were saying happened in the December discussions and you were talking about. So if you could just sort of walk through that, again?

And then, also, could you sort of walk through what the scenario would occur which could be see you possibly increase your bid for Wachovia?

PHILLIP HUMANN: OK, Kate, thank you. I'm glad both of those questions, but particularly the first one because I think this is another point around which the record needs to be set straight. I will honestly tell you, I hope this is the last time that I will have to state and clarify exactly what happened during our December conversations with Wachovia.

I will say, I could not, then, and I can't now state what was in my Wachovia counterpart's mind, but I'm very clear about what I was told. We were never made aware that Wachovia's senior managers had come back from discussions with our counterparts, here, to report that they did not believe that the two operations could be combined, productively. We were never made aware of any major differences in operating philosophy in virtually every business line which was discussed, beyond the much-discussed minor difference in the asset-and-wealth management business.

In fact, our line of business manager reported back from the discussions with their Wachovia counterparts that they thought the operating models were consistent and the businesses could be successfully integrated. So suffice it to say, we find it strange that my counterpart would wake up, the day before the planned board meeting, and conclude that our organizations were not compatible, particularly in light of our understanding that the prior two weeks confirmed the opposite.

And regarding the stated reason for termination, we find it particularly ironic that the lone dissenter on the Wachovia board is both, a major shareholder and has the only substantial experience on the board in the wealth-management line of the business. He indicated that he likes our business model.

But look, here's what I'm absolutely clear about, all substantive terms had been agreed to, including price, dividend, name, which was to be Wachovia, headquarters and CEO, which was to have been Mr. Baker Virtually, all senior management positions, which were almost equally shared between Wachovia and SunTrust were agreed to. The lawyers were down to the final nits and nats on the merger agreement and the option agreement. Board meetings were approved and had been scheduled for Friday, December 15. Drafts of employment contracts were being reviewed and I'd agreed to a housing allowance for Mr. Baker so that he would not have to purchase a home, here in Atlanta.

Also, we had luncheon meetings set up with our respective management teams for Tuesday and Wednesday, following the Monday announcement; first, here in Atlanta, and then, the following day in Winston. Also, hotel rooms and a meeting room were reserved in New York for the Monday announcement.

Last, but not least, due diligence had been substantially completed. By that I mean that our due diligence teams had begun their work during the first week of December on an almost continuous basis, continued that work up until midday on Thursday, the 14th, when Mr. Baker terminated our discussions. Yes, additional due diligence would have been conducted on Thursday afternoon, Friday, Saturday, and a portion of Sunday before the Monday announcement. But I think if you simply compare the time spent, versus the remaining time available, it's very clear that most of the due diligence was completed.

But when you add up these facts and compare them with my counterpart's statements that we were not very close to a transaction, and that he never even had a deal sheet to present to his board, I think his statements are simply inconsistent with the facts and, therefore, lack credibility.

But look, at this point, December has less relevance with every passing day. And we're, today, and for the next couple of months, very focused on telling our story to both, Wachovia and SunTrust shareholders. And that's obviously what we tried with you, all, again, today.

Now, your second question, Kate, I've forgotten for the moment. Hold on.

KATE BLECHER: That's OK. The second question was, under what scenario could you see yourself possibly increasing your bid for Wachovia?

PHILLIP HUMANN: OK. Well, as I've said, earlier today, and repeatedly over the past couple of weeks, we don't intend to raise our bid. We have the better offer, today. We had the better offer two weeks ago. We had the better offer back in December. We don't intend to bid against ourselves and as I said just a few minutes ago, we want to protect and enhance the SunTrust shareholder and getting him into a bidding war simply doesn't accomplish that.

KATE BLECHER:  OK.  Thank you very much.

OPERATOR:  Thank you.

Our next question is coming from Adam Adam Hurwich.

Please state your affiliation.

ADAM HURWICH, ULYSSES MANAGEMENT: Hi. Ulysses Management. quick question. This is a follow up to Kate's, actually. If a fourth party enters this fray, with a lower cost of capital than your own and offers a better bid than yours, do you intend to respond to that, or let it go?

PHILLIP HUMANN: Well, that's a purely hypothetical question. Obviously, if another party entered the transaction, we would do what we've always done throughout, we'd weigh our options, do what's right for the SunTrust shareholder and move ahead. At this point in time, I'm not sure a fourth party could find a lawyers or investment bankers to work for them, but that's sort of an editorial comment.

ADAM HURWICH: Why do you say, you don't see any lawyers or investment banks that would get involved? And I'd like to just follow that up with one, quick question, which, given what's going on and given that this could not be characterized as a friendly proposal to Wachovia, why shouldn't Wachovia, at some point, be willing to accept the approach of a fourth party?

PHILLIP HUMANN: Well, I think that's a question you should address to the Wachovia board and management.

ADAM HURWICH:  Thank you very much.

OPERATOR:  Thank you.

Our next question is coming from Mike Mayo.

Please state your affiliation.

MIKE MAYO,PRUDENTIAL SECURITIES:  Hello?

PHILLIP HUMANN:  Hey, Mike, you're on.

MIKE MAYO: OK. I'm with Prudential. I think the other side is indicating that the premium has been reduced since the time of your bid and that's - how do you interpret the reduced premium of your bid now, versus when you first announced it?

PHILLIP HUMANN: Well, Mike, that's a very good question. It's obviously never easy to extrapolate the factors that are driving the market, particularly within the first couple of weeks after the announcement of a competing transaction. I will say there's been substantial interest in this track - in the transaction and yet, there's a lack of investor consensus as to how to set up the trade.

In this case, you can hear anything you want to hear. I've heard from investors because we've been out there with them, literally, covering six positions on this; short, or long on SunTrust; short, or long on First Union; short, or long on Wachovia. I've even read speculation in the press that some people think First Union will not consummate the Wachovia transaction and will, therefore, become a takeover card.

Regarding us, of course there's speculation, which I hope we've dispelled today that we're going to get into a bidding war, which again, I will say, we're not. Though, I think the narrowing of the spread, if you want to pick one of these, I would guess, simply has to do with the fact that we're in the first two weeks and the fact that some people hope that we will increase our bid, which we don't intend to do.

I think the more important thing is, what happens to the spread as Wachovia shareholders are beginning their deliberations, completing their deliberations and voting on the transaction.

MIKE MAYO: Switching gears for a second, the Bank One credit card contract, you know, what's the differential in the value of that if you win, versus a First Union?

PHILLIP HUMANN: Well, let me respond to that question by saying, we think that is a major issue in the Wachovia-First Union transaction, which is not yet been addressed and should cause some considerable uncertainty in the minds of investors.

Should we be successful, we would, at the time, agree to go ahead with the Bank One transaction. We have the ability to terminate our agreement with our friends at MBNA, which we would regret, very much, doing because of the superior service they're giving us and our customers, but at the same time, when you take our $1.5 billion portfolio at MBNA, coupled with a fairly modest and very clear termination provision with the eight-billion-dollar portfolio at Wachovia, we think it would make sense to simply follow through on the Bank One thing. And I - you know, I would expect us to do that.

What the other side does, I don't know, but I think that's a very significant unanswered question.

Now, we have included -- just to be completely clear, we have included our termination fee in our up-front, one-time, merger-related charges and don't know whether or not the other side has done that. We expect not.

JOHN SPIEGEL: Mike, this is John Spiegel. Our termination charge is a fraction, a very small fraction of what we have read the their termination requirements are.

MIKE MAYO:  Well, what are these numbers, just - I mean, ballpark, even?

JOHN SPIEGEL:  They are not disclosed.

MIKE MAYO: OK. And have you spoken with Warren (ph) Buffet (ph) with regard to the current process and what does he have to say about this whole situation?

PHILLIP HUMANN:  I have not spoken to Mr. Buffet (ph) recently, no.

MIKE MAYO:  OK.  But he's still a shareholder?

PHILLIP HUMANN:  As far as we know.

MIKE MAYO: OK. And I guess, last question. If Wachovia shareholders vote down the First Union deal, what happens, then, in your mind because it doesn't mean Wachovia automatically goes to you? So how would you see this whole scenario playing out?

PHILLIP HUMANN: Well, as we've said many times, every event in this transaction creates a set of new paths to go down. And that event clearly would establish some new paths.

If we prevail and the First Union vote goes against their transaction, then I want to believe that the Wachovia board would entertain the thought of sitting down with us, again. Our invitation to them is continuous. Starting today, and moving forward, we would love to sit down with them. We would represent the most logical and compelling case. But as you point out, that hasn't happened yet and well may not happen after a negative vote on August
3. So we're ready for that to happen, but if it doesn't, I think, then, Wachovia either remains independent, or entertains an offer from yet another party. But we think we would be the most compelling. We think we would have the best case to offer the Wachovia shareholder, as we do today, and we would love to sit down with the Wachovia board this afternoon, if they're ready.

MIKE MAYO: Actually, there's one, last question. I think the other side brought up the question about revenue attrition that you've built into your assumptions, has anyone - has any been built in, or...

JOHN SPIEGEL: Mike, the - we have not reported, or anticipated in our materials a run off of business, nor have we included the revenue enhancements that we believe are there. The net of the two, we would anticipate would be very close. We would probably have more revenue enhancements and the loss in business, our record with Creststar (ph), our approach to integration would suggest that we are able to do that as we did with Creststar (ph).

PHILLIP HUMANN: Mike, as you know, one of the friendly aspects of our transaction is that, there is much less disruption. There are fewer employees losing their jobs. There are many fewer branches being closed. There's a much more complimentary culture. We're hearing that every day from Wachovia employees. So we would expect, in this and in all other transactions we've done, for there not to be much of any revenue loss, but rather, some revenue gain.

MIKE MALOY: And have you indicated what those numbers are, as far as the revenue gain, which I guess would...

PHILLIP HUMANN: We purposefully did not include them in our presentation, but just - I'll give you an example.

SunTrust would bring to the table, both, via Equitable Securities and Robinson (ph) Humphrey (ph) Capital Markets, a much enhanced capital market platform to the Wachovia customer. At the same time, Wachovia's subsidiary, Interstate Johnson (ph) Lane (ph) would bring to SunTrust customers, a much enhanced, full-service retail brokerage.

So I think, you know, between the two of those, alone, you're talking about a fair amount of money. But we didn't quantify it and we didn't because, honestly, you know, we don't think there would have been much of a believability in it from the investment community standpoint.

MIKE MALOY:  All right.  Thank you.

OPERATOR:  Thank you.

Our next question is coming from David Stumpf.

Please state your affiliation.

DAVID STUMPF, AG EDWARDS:  AG Edwards.  Good morning.

Gentlemen, have you given any consideration to, given that this process looks like it's going to drag out to the shareholder load, have you given any consideration that the process, itself, of marketing to the shareholders, the press coverage, begins to undermine the earnings power or the franchise value of what you're, in fact, trying to buy? And is there a way to mitigate that? Is that a risk? And at some point, is it enough of a risk that, even though you honestly believe you have a better proposal, that it makes sense to begin to back away at some point if this just doesn't look like it's going to be successful?

PHILLIP HUMANN: Well, that's a very good question and I'd say it's a question that should be addressed to all concerned, particularly, the Wachovia board of directors. I tried to address that in my opening comments by appealing to the Wachovia employees, who continue to serve their customers, to not listen to all of this misinformation, the noise that is out in the market. But I think it is clearly an issue from the Wachovia standpoint.

We would hope, in addition to that, that First Union, although they are making a lot of noises about moving ahead aggressively with merger integration, would not take steps prior to shareholder approval, or certainly, regulatory approval to make merger integration changes within the Wachovia footprint that would be detrimental to SunTrust if we are successful in August. But I think that's really more of a question - your question is more of a question for Wachovia management and the Wachovia board.

OPERATOR:  Thank you.

Our next question is coming from Chip Dixson.

Please state your affiliation.

CHIP DIXSON, LEHMAN BROTHERS:  Lehman Brothers.  My questions are several.

Back on the question of possible deterioration in the Wachovia franchise (INAUDIBLE), you know, First Union and Wachovia put out a presentation this morning on the merger transition process so they, obviously, are fairly well along and from your standpoint, how do you assure yourself that the franchise that you're - that you want to acquire is generating the kind of earnings to justify the price and how do you make sure that, the best you can, that it's whole and it can maintain momentum?

And then, next, would you talk about how you would see the private-client business structured, as well as the corporate business? Are you going to be structured along industry lines, or more, just geographically?

PHILLIP HUMANN: All right. Well, let me try to take those in the order that you've outlined.

With respect to, and I think it was put out early this morning, a new (INAUDIBLE)from Wachovia-First Union, with respect to merger integration, you know, to the extent that it is accurate, it is not surprising to us. We think, if it is accurate, they are treading on very thin ice, from a legal standpoint because, keep in mind, neither set of shareholders has spoken on this. Regulatory approvals have not been obtained yet and we think it's very dangerous to be taking that action in the light of a competing proposal that would denude their infrastructure and create an environment where their merger integration and our merger integration are so unlike that when we get there, in August, that we would be looking at a materially-different company.

So we think that's another example of their risky behavior. We may be well seeking the judgment of a court to determine if they can move ahead. But I think that's an issue. But again, it's an issue for SunTrust, but is a much, much bigger issue for the Wachovia board and the Wachovia shareholders.

With respect to the asset-and-wealth-management business and corporate banking, let me deal with corporate banking, first.

Our corporate banking efforts align very, very well. Again, that was never an issue in our December discussions. We both, in that case, run centralized units with industry specialties. So the integration of those two units was actually going to be a very easy task, we believe.

Now, with respect to the asset and wealth management, again, we had already agreed to adopt a centralized approach with respect to the high-end wealthy, and as you'll recall, the discussions broke down over the organizational recording structure of the line of business where my counterpart, I will say, for all the right reasons, wanted to give it super status. But the fact is, all of our lines of business work because they are integrated and coordinated with each other. They live and thrive off of each other. The asset-and-wealth-management line of business is particularly relevant in that respect because it receives, every day, referrals from, not only retail, business banking, commercial, corporate, mortgage, but everywhere else throughout the company. And we think, to unlink it and uncoordinated it under the very worthy goal of giving it super status, and by that, I mean, we all agreed, it's the line of business with great growth rates, going forward. We just though it was unwise. My guess is, had the discussions continued, we would have been able to resolve that issue, much as we were able to resolve others. But that was the sum and substance of it.

OPERATOR:  Do you have further comments, sir?

Thank you.

We'll take the next question with - coming from Nancy Bush.

Please state your affiliation.

NANCY BUSH, RYAN (ph) BECK (ph):  Good morning.  Ryan (ph) Beck (ph).

Phil, I know you don't want to tip your hand, here, but can you just tell us what the initial reaction has been as you've made the rounds in the past couple of weeks? And secondly, there's been a modification of the option agreement, this morning, between Wachovia and First Union. Do you have any insight into that? Was that in response to your court case, or what else is going on, here?

PHILLIP HUMANN: Well, Nancy, let me answer your first question because, to be honest with you, I'm just handing - I'm being handed the modification to the option agreement. So I guess we're now dealing with a third change to their agreement. Give us 30 seconds to study that.

NANCY BUSH:  OK.

PHILLIP HUMANN: With respect to our visits with Wachovia shareholders, we probably, by now, visited with approximately 40, or 50 institutional shareholders. We obviously visit with individual shareholders on a daily basis, as we encounter them in our communities. But I think the general reaction has been very supportive. I think the investment community feels that our transaction is more natural. In fact, they have expected it for over a decade. I think they agree, it has lower execution risk. So we got a very favorable response.

Now, having said that, and in the spirit of being brutally honest, here, everyone wishes that the spread were greater. We've had a number of comments of, boy, my decision would be easy if I were looking at a spread of even, you know, six, seven percent. So I think at the end of the day, now, what the spread is when people actually vote is going to be what determines this. But I think, in terms of feel and response, and does this thing make sense, or not, we were very gratified with what we heard and I expect we will continue to be gratified as we continue with this program every day between now and August 3.

NANCY BUSH: OK. In the option agreement, it looks like they've dropped the
- this nonsensical thing about including property, or non-performing assets, or whatever as a payment?

PHILLIP HUMANN: Well, let our General Counsel, Ray Forton (ph) respond to that.

RAY FORTON (ph), GENERAL COUNSEL, SUNTRUST BANKS: Well, it does appear that they've dropped two of the unprecedented features here. But the cap that they still have in there, of 780, is still very, very high. We have said, on the option, that we're willing to pay the in-the-money spread and that we believe that, if the Wachovia shareholders refuse to vote for the First Union transaction, the First Union will have a strong incentive to negotiate and try to realize the value of that option, which would be the in-the-money spread. So we're willing to deal with the option.

You know, I would question, at this point, their decision-making process. Where, you know, they have - when they entered into this option, two boards that are well-advised by counsel and they enter into what are - you know, what is, now even, apparent to them, a clearly obnoxious agreement. So, you know, there's a question as to their decision-making process, here.

PHILLIP HUMANN: Nancy, in any event, we are delighted, but not surprised at the changes in the option agreement. We think it's still has provisions that are outrageous and go far beyond other agreements that have been upheld. I would address everyone's attention to the very recent AIG, American General transaction, which included 600 million in break-up fees, as opposed to the 780 million that they purport the cap to be in this transaction, but yet, the AIG American General deal value was almost twice what this deal value is. So we're glad to see that they've made, yet, another change to their agreement. We think this removes some of the issues with respect to the options, but we don't think it removes all of the issues with the options. And we look forward to resolving this matter with First Union, as Ray said, with respect to the in-the-money value of the options, which we don't dispute.

NANCY BUSH: Can you also, since you have your lawyer there to sort of clarify where we are in all of the various court cases?

RAY FORTON (ph): Well, we really don't want to comment on our litigation strategy. We've discussed the litigation on pages 26 and 27 of our proxy statement. The litigation, right now, is obviously in a procedural stage and there's going to be a lot of substantive issues that we will get to in litigation. And that time will come.

NANCY BUSH:  All right.  Thanks very much.

OPERATOR:  Thank you.

Our next question is coming from Chuck Trense (ph).

Please state your affiliation.

CHUCK TRENSE (ph), WACHOVIA SHAREHOLDER: I'm a Wachovia shareholder. My wife is a former Senior Vice President of Wachovia. I also worked at Trust
(ph) Company.

PHILLIP HUMANN:  And your question?

OPERATOR:  Mr. Trense (ph), your line is live.  Do you have a question, sir?

We'll take the next question which is coming from Roger Lob.

Please state your affiliation.

ROGER LOB, MARKSTON INTERNATIONAL: Markston International, LLC. Two, quick questions.

While you're saying you won't increase your bid, if the spread between the two prices are fairly close, would you consider some sort of mechanism to provide downside protection in your bid, versus the other bid? That's the first question.

And the second question, I think I know the answer to, but if the Wachovia shareholders vote against the First Union transaction, I assume the break-up fee, however it's structured, is that still valid, or does that become null and void?

PHILLIP HUMANN:  Well, let me let Ray address the break-up fee.

RAY FORTON (ph): Well, I mean, if the option would remain if the Wachovia shareholders vote down the First Union transaction, but at that point, again, we think that First Union is going to have a strong incentive to try to achieve some value for their options because, keep in mind, that if Wachovia does not do a transaction after the shareholders vote, First Union gets nothing for their options.

ROGER LOB:  OK.  That's what I wanted to understand.

PHILLIP HUMANN: But keep in mind, the issue with the option is a separate issue from whether the transaction gets voted up, or down.

ROGER LOB:  Right.

PHILLIP HUMANN: We will be pursuing that. Another onerous provision in the merger agreement is that Wachovia cannot proceed with another transaction until January of '02, which we think is just another example, you know, of deal protection provisions that are far beyond what is reasonable.

Now, with respect to your question about what I believe was a suggestion that we put collars on the transaction, we have the better transaction, today. We don't intend to bid against ourselves. Collars would simply be a form of raising our bid and we simply don't think that that is necessary.

ROGER LOB:  Very good.  Thank you.

OPERATOR:  Thank you.

Our next question is coming from John Wright.

Please state your affiliation.

JOHN WRIGHT, GEORGE WEISS ASSOCIATES:  Yes.  I'm with George Weiss Associates.

I actually have two questions. I guess I'll ask the one at a time.

The first question goes back to the comments the riskiness of this merger, the fact that you're hoping to acquire Wachovia, which has approximately 70 percent the same footing, relative to your balance sheet and, in comparison, I believe, at the time, Creststar (ph) was about 30 percent of your balance sheet. So in comparison, the ability to do something of this magnitude is somewhat under question, so I'd just like to hear your response, there, first.

PHILLIP HUMANN: I think your numbers are a little off, but we'll clarify that in a minute. I think there is no question that Wachovia transaction would be the biggest transaction that SunTrust has ever done. I think what people tend to forget is that is would also be the single, biggest transaction that First Union has ever done and we think our record, on our transactions, including Creststar (ph), which was the largest one we'd ever done up until this point, is splendid, relative to the First Union record of a variety of sized acquisitions.

So the reality in the merger integration business is that we have to do the same thing, to a large degree, with small- and medium-sized ones, that you do with large ones.

Our transaction has much less merger integration risk because it deals with fewer people and fewer branch closings. And so we don't think the absolute size of it is the most relevant factor. We think our recent experience, our institutional knowledge and a team that is ready, willing and able to accomplish this is what's most relevant and I would, again, point out that this would be the largest transaction that First Union has ever attempted to accomplish, also.

JOHN WRIGHT: Well, I'm just focused on your ability to conduct the transaction and the systems risk would not be significantly greater than the Creststar (ph) transaction?

PHILLIP HUMANN: We don't think so. We are in the middle of a project, right now, that we call, One Bank (ph), which is on an oversimplified basis, converting all of our multi-bank systems to a one-bank operated environment.

My suspicion is, that since Wachovia is, and has been for as long as I've know them in a one-bank operation environment, that the chances are it would probably be the decision to use most of their systems, simply so we could get in that environment, quicker and easier.

JOHN WRIGHT:  OK.  Thank you.

The second question I have is in regard to the institutional ownership base of Wachovia. If I'm not mistaken, it's heavily owned by retail investors, rather than institutions. I'm not sure if institutions own much more than 30 percent. If that's accurate, then, I would suggest you'd need a very coveted marketing program to go after the retail investor. What's the strategy, there?

PHILLIP HUMANN: We would agree with that. I think our numbers suggest that what we call individual investors, not retail investors, comprise about 46 percent of the total and institutional investors, 54 percent.

Believe me, we have heard and talked to a lot of Wachovia individual investors. We plan on doing for them, probably in another form, what we are doing, face-to-face, with the institutions. I don't think that there's much question that the Wachovia individual investor is thinking clearly about this. I think the change in the dividend, while it was creative, is proving to be very complex for the individual shareholder and I certainly believe they understand that the upside potential for dividends is much greater in our transactions than what the First Union's transaction is.

JOHN WRIGHT:  OK.  Thank you.

OPERATOR:  Thank you.

Again, ladies and gentlemen, for any further questions, or comments, we ask you to please press the numbers one, followed by four on your touch-tone telephone at this time.

Our next question is coming from Marianne Depowski.

Please state your affiliation.

Hello. Miss Depowski, do you have a question, or a comment at this time?

GARY PEACOCK: Operator, it's getting late in the hour. We'll take one more question.

PHILLIP HUMANN: Operator, is there a chance to get the individual back that got cut off?

OPERATOR:  One moment, please, sir.

Sir, we do not have his line connected at this time.

PHILLIP HUMANN:  Thank you.  Other questions?

OPERATOR:  One moment while we poll for one, last question, sir.

Thank you.

Our last question is coming from William Schnaradine.


Please state your affiliation.

WILLIAM SCHNARADINE, LANE & BRUCKERBUROUGH: Lane & Bruckerburough Company in Richmond.

I'm just wondering, have you tried to contact the Wachovia board members, following their vote last week, with the arguments that you've set forth this morning, outlining what you believe to be, not only a better transaction, but coming from a superior organization?

PHILLIP HUMANN: Well, I mean, that's, in part, what we are trying to attempt to do, today. We suspect the Wachovia board is getting a very substantial legal advise, which we suspect would include not (INAUDIBLE) to us. We welcome the opportunity to talk with them as a group, to talk with them, individually. But I think, for the moment, we're going to have to communicate with them via this forum, and others, as opposed to one-on-one.

Thank you.

OPERATOR:  Would you like to take any further questions, sir?

GARY PEACOCK:  Are there any more questions?

OPERATOR:  One moment while I poll for further questions.

Our next question is coming from Jim Zellers.

Please state your affiliation.

MARK (ph)SCHNERMAN (ph), DIRECTOR OF PROFESSIONAL DEVELOPMENT, WACHOVIA
SECURITIES: Yes. Hi. My name is, actually, Mark (ph) Schnerman (ph). I'm the Director of Professional Development for Wachovia Securities.

First, I guess, a comment, and then, a question. As a Wachovia employee, one of the things that's become quite difficult is focusing on the negative and there is something that I learned as a young kid, from my father, and that's, you always act like a gentleman, not because the other person is, but because you are. And I - you know, just - I guess I'd appreciate it if we could focus on why this deal is better and not why First Union is worse.

And as a director for professional development for Wachovia Securities, one of the things that I've taught a lot people through the years is that, past performance is 100 percent indicative of past performance and not indicative of future performance. And with the recognition that, roughly, seven out of 10 mergers and acquisitions underperform their peer group in earnings, return on equity, revenue growth over the following two-year period in time, you know, why won't this deal - the SunTrust-Wachovia deal underperform its peer group and, you know, why is it going to outperform? Why does this make sense?

Thank you.

PHILLIP HUMANN: Well, first of all, let me say that, I think a lot of what you said, we agree with. I will assure you that we have two issues with First Union.

First, is the outrageous deal protection provisions, which they have already changed, as of this morning, so I think our argument, there, is well founded.

And secondly is the fact that we believe they have participated in putting out false, misleading and inaccurate information about SunTrust.

So today was an attempt, simply, to respond to that. I personally hope that the noise level can be reduced, here, and that we can all be dealing with shareholders with completely factual information. I'm particularly convicted that the fact that our numbers receive quarterly scrutiny from the brightest, most intelligent groups of analysts I have ever known, gives us great comfort that these spun-up revision of history sorts of numbers on SunTrust are particularly offensive. So we look forward to the day that we don't have to defend ourselves against unwarranted and incorrect information.

So I agree with you. I think, maybe, we ought to get in an environment where we can all act like the gentlemen that, perhaps, we really are.

Thank you for your comments.

OPERATOR:  Thank you.

We have no further questions at this time, sir.

GARY PEACOCK:  OK.  With that, we will be adjourned.

Thank you very much for attending today.

OPERATOR: Thank you for your participation. This does conclude today's teleconference.

You may disconnect your lines at this time. And have a wonderful day.

END